SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
January 11, 2011
Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)
(508) 357-2221
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
On January 11, 2011, Evergreen Solar, Inc. (the “Company”) issued a press release announcing certain preliminary unaudited financial results for its fourth quarter ended December 31, 2010. The full text of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.
Pursuant to General Instruction B.2 of Form 8-K, the information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, but is instead furnished pursuant to that instruction.

Item 2.05	Costs Associated with Exit or Disposal Activities.
Although production costs at the Devens facility have steadily decreased, and are now below originally planned levels and lower than most western manufacturers, due to decreases in average selling prices and as part of ongoing efforts to preserve cash, on January 10, 2011, the Company’s Board of Directors and management committed the Company to implement a plan to shut down operations at its manufacturing facility in Devens, Massachusetts. The Company intends for production at the Devens facility to cease by the end of the first quarter of 2011. The Company will continue to operate its high temperature filament plant in Midland, Michigan and its wafer facility with approximately 75 megawatts of installed wafer capacity in Wuhan and will continue to supply its outsourcing partner with wafers for conversion into Evergreen Solar branded solar panels.
In total, the Company expects that approximately 800 employees will be affected by this action. As a result of the anticipated cessation of manufacturing in Devens, the Company estimates it will incur the following major types of costs:
•	approximately $15 million of costs associated with employee severance and out placement services, facility decommissioning and other costs required to close the facility;
•	non-cash charges of approximately $340 million associated primarily with the write-off of existing building, facilities and equipment of the Devens facility; and
•	approximately $150 million of intangible and cash-related prepayments associated with various silicon contracts are under review to determine whether additional non-cash charges will be required.
These charges are expected to impact both the fourth quarter of 2010 and the first quarter of 2011, and the amount of the charges will be determined during the Company’s preparation of its annual financial statements for the year ended December 31, 2010.
The actual exit or disposal costs incurred will not be known until the Company has finalized the details of its plan.
This Item 2.05 and Item 2.06 below contain forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, those related to the expected costs and benefits associated with the cessation of production at the Devens facility, including the amount of asset write-offs, intangible and cash-related prepayments, and the timing associated with the shut down of the Devens facility. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including risks associated with the Company’s ability to estimate the costs of the shut down of its Devens facility; the Company’s ability to successfully manufacture and sell its products; uncertainties related to government regulations, subsidies and incentives; risks from various economic factors such as fluctuations in currency exchange rates and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Item 2.06	Material Impairments.
In connection with the actions described in Item 2.05 above, having previously reviewed these matters with the Company’s Board of Directors, including all of the members of the Audit Committee, management concluded that the write-off of the book value of the Devens building and equipment is likely required under generally accepted accounting principles. Management has preliminarily estimated this write-off to be approximately $340 million. This write-off is non-

cash in nature and substantially all of the write-off is expected to be incurred in the fourth quarter of 2010 and the first quarter of 2011. The exact write-off amount will not be known until the Company has finalized its determination of the assets to be sold and prepared or obtained updated estimates of the related fair values.

Item 8.01.	Other Events.
     The information provided in Items 2.02, 2.05 and 2.06 of this Form 8-K is hereby incorporated into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

No.	Description
99.1	Press Release dated January 11, 2011, by Evergreen Solar, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Solar, Inc.
By:	/s/ Michael El-Hillow
	Name:	Michael El-Hillow
	Title:	President and Chief Executive Officer

Dated: January 12, 2011